Exhibit 99.1

ROSS DAVISON NAMED RESCARE CFO

LOUISVILLE, KY (April 1, 2013) – ResCare, Inc., the nation’s largest private human services company, announced today that Ross Davison has been named Chief Financial Officer (CFO), effective March 31, 2013. Mr. Davison has been serving as interim CFO since October 2012 and has held the positions of Vice President - Risk Management/Internal Audit (2009-2012) and Vice President - Treasurer/Investment Relations Officer (2002-2007) at ResCare during his more than 10 years with the Company.

Mr. Davison has also served as CFO with PJ America, Blackhawk Development, Onyx Capital and Great Escape Theatres. He is a CPA with a Bachelor of Sciences in Accounting from the University of Kentucky and a Masters of Business Administration from Bellarmine University.

“We wanted the best possible person to help drive ResCare into the future,” said ResCare President and Chief Executive Officer Ralph G. Davison, Jr. “Ross was chosen after a national search. It’s a testament to his credentials and experience. Ross has proved his abilities as a strong steward of ResCare, and he has been instrumental in managing the Company's balance sheet both from a risk management perspective and debt and capital structure. His expertise in corporate governance, corporate finance and compliance has already served us well.”

About ResCare
ResCare, with nearly 40 years of experience helping people reach their highest level of independence, is one of the largest providers of home care to seniors and people with disabilities. It also offers residential and support services to people with intellectual and developmental disabilities and provides education, vocational training and job placement for people of all ages and skill levels. Based in Louisville, Kentucky, ResCare and its nearly 45,000 dedicated employees, serve daily nearly 60,000 people in 43 states, Washington, D.C., Canada and Puerto Rico. For more information about ResCare, please visit the Company’s website at www.ResCare.com.

Contact:	Nel Taylor
Chief Communication Officer
502.394.2100